Exhibit 10.4

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended September 30, 2007

AMENDED AND RESTATED KEY EMPLOYEE

SAVINGS AND INVESTMENT PLAN

Effective January 1, 2008

BRIGGS & STRATTON CORPORATION

KEY EMPLOYEE SAVINGS AND INVESTMENT PLAN

Effective January 1, 2008

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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INTRODUCTION

For periods prior to calendar year 2005, Briggs & Stratton Corporation has maintained the Briggs & Stratton Corporation Key Employee Savings and Investment Plan. Amounts deferred prior to January 1, 2005 (which were all fully vested under Plan terms), including past and future earnings credited thereon, shall remain subject to the terms of the Plan as previously in effect (the “Frozen Plan”) but no further amounts shall be deferred under the Frozen Plan. All deferrals to the Plan for periods on or after January 1, 2005 shall be governed by the terms and provisions of this document. This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code. This document describes how this Plan shall be administered for periods after 2007. For periods after 2004 and prior to 2008, it has been administered in good faith compliance with the provisions of Code Section 409A.

ARTICLE I

Definitions

1.1 “Account” means the records of the interests of a Participant in the Plan.

(a)	“Matching Contributions Account” means the record of a Participant’s interest in the Plan attributable to Employer Matching Contributions described in Section 4.1.

(b)	“Two Percent Contribution Account” means the record of a Participant’s interest in the Plan attributable to Employer Two Percent Contributions described in Section 4.2.

(c)	“Regular Contribution Account” means the record of a Participant’s interest in the Plan attributable to Employer Regular Contributions described in Section 4.3.

(d)	“Discretionary Contribution Account” means the record of the Participant’s interest in the Plan attributable to Employer Discretionary Contributions described in Section 4.4.

(e)	“Deferral Contributions Account” means the record of a Participant’s interest in the Plan attributable to his Deferral Contributions described in Article III.

1.2 “Beneficiary” means the person designated by a Participant to receive any payments due hereunder upon the death of the Participant. All Beneficiary designations shall be made in writing in such form and manner as may from time to time be prescribed by the Committee. The designation on file with the Committee at the time of the Participant’s death shall be controlling. In the event the deceased Participant has not designated a Beneficiary, or should such Participant have no designated Beneficiary surviving, his undistributed Account balance shall be paid to:

(a)	his surviving spouse, if any;

(b)	if no surviving spouse, then his surviving children, including legally adopted children, in equal shares; or

(c)	if no surviving spouse or children, then to the Participant’s estate.

1.3 “Board” means the Board of Directors of the Employer.

1.4 “Code” means the Internal Revenue Code of 1986, including any subsequent amendments.

1.5 “Committee” means the Compensation Committee of the Board.

1.6 “Effective Date” means the effective date of this Briggs & Stratton Corporation Key Employee Savings and Investment Plan which shall be January 1, 2008.

1.7 “Employer” means Briggs & Stratton Corporation.

1.8 “Fiscal Year” shall mean the Employer’s fiscal year, which is the period beginning July 1 and ending June 30.

1.9 “Participant” shall mean an employee of the Employer designated as eligible under Section 2.1 and any person who previously participated in the Plan and is entitled to benefits hereunder.

1.10 “Performance Based Bonus” means compensation, the amount of which or entitlement to, is based on services performed over a period of at least 12 consecutive months which is contingent on the satisfaction of pre-established organizational or individual performance criteria, which performance criteria are not substantially certain to be met at the time a deferral election is permitted. Performance Based Bonus compensation may include payments based upon subjective performance criteria, but (i) any subjective performance criteria must be bona fide and must relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization) and (ii) the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any family member) or a person under the control of the Participant or a family member. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. A Performance Based Bonus may include payments based on performance criteria that are not approved by the Compensation Committee of the Board of Directors or the stockholders of the Employer. A Performance Based Bonus shall not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established. Whether a bonus is performance based shall be determined in accordance with the requirements of IRS Reg. Section 1.409A-1 (e) which are summarized in part in this Section 1.10.

1.11 “Plan” means the Briggs & Stratton Corporation Key Employee Savings and Investment Plan as set forth in this document and all subsequent amendments hereto.

1.12 “Plan Year” means the twelve-month period on which the records of the Plan are maintained, currently the calendar year.

1.13 “Regular Compensation” means the total compensation payable to a Participant by the Employer for any period (prior to elective deferrals under any deferral agreement) which would be taken into account as Compensation, as defined in Section 1.11 of the Briggs & Stratton Consolidated Retirement and Savings Plan; provided, however, that the maximum limit on Compensation in that Section 1.11 shall be ignored and, also, the portion of Compensation consisting of a Participant’s bonus under the Briggs & Stratton Corporation Economic Value Added Incentive Compensation Plan shall be excluded.

1.14 “Separation from Service” shall have the meaning set forth in IRS Regulation Section 1.409A-1 the requirements of which are summarized in part as follows:

(a) In General. The Participant shall have a Separation from Service with the Employer if the Participant dies, retires, or otherwise has a termination of employment with the Employer. However, for purposes of this Section 1.14, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 1.14, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(b) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Employer and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months (or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Employer and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant’s replacement caused the Participant to return to employment. Although the Participant’s return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Employer reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 1.14) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 1.14, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 1.14) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 1.14, are disregarded for purposes of this paragraph (b) of this Section 1.14 (including for purposes of determining the applicable 36-month (or shorter) period).

(c) Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Employer as seller to an unrelated service recipient (buyer), a Participant of the Employer would otherwise experience a Separation from Service with the Employer, the Employer and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the Employer) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.

(d) Dual Status. If a Participant provides services both as an employee of the Employer and as an independent contractor of the Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities.

Notwithstanding the foregoing, if a Participant provides services both as an employee of the Employer and a member of the board of directors of the Employer, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).

1.15 “Total Bonus Payout” means the amount of bonus that would be paid to a Participant in cash in any Plan Year (prior to elective deferrals under any deferral agreement) under the Briggs & Stratton Corporation Economic Value Added Incentive Compensation Plan.

1.16 “Valuation Date” means the last day of each calendar month.

ARTICLE II

Participation In The Plan

2.1 Eligibility.

Employees eligible to participate in the Plan are all Board elected officers and such other key employees as are recommended by management and approved by the Committee. Each person who was a Board elected officer on July 1, 1999 became a Participant as of that date. Each other person who becomes a Board elected officer shall become a Participant in the Plan on the date such person becomes a Board elected officer. Such other key employees who are approved by the Committee for participation shall become Participants on the date specified by the Committee.

ARTICLE III

Deferral Contributions

3.1 Manner of Electing Deferral Contributions With Respect to Regular Compensation.

(a) Deferral Elections. A Participant may elect to defer a specified percentage (not to exceed 75%) of his Regular Compensation for services performed during a Plan Year by completing and filing such forms as required by the Employer prior to the first day of the Plan Year. A Participant’s deferrals shall be taken at a uniform percentage rate from each of his salary payments during the year. Compensation deferred shall be retained by the Employer, credited to the Participant’s Account pursuant to Section 3.7 and paid in accordance with the terms and conditions of the Plan. An employee who is not already eligible to participate in any other deferred compensation plan of the account balance type sponsored by the Employer or one of its affiliates who becomes a Participant for the first time during a Plan Year (for example, an employee designated to be a Participant by the Committee upon hire or promotion) may within 30 days after the effective date of participation make an election to defer a specified percentage of Regular Compensation to be paid to him for services to be performed subsequent to the deferral election.

(b) Notwithstanding any other provision of this Plan to the contrary, the amount of a Participant’s Regular Compensation which shall be deferred each payroll period shall be reduced and offset by an amount so that (i) the actual deferral after the offset plus (ii) (A) 6% times (B) the Participant’s Regular Compensation minus the actual deferral made after the offset equals the deferral which would have been made in the absence of the offset.

3.2 Manner of Electing Deferral Contributions With Respect to Total Bonus Payout.

(a) Bonus Payments. A Participant may elect to defer a specified percentage (not to exceed 75%) of Total Bonus Payout made to him during a Plan Year by completing and filing such forms as required by the Employer. To the extent a Total Bonus Payout represents a payment of a Performance Based Bonus, then to be effective the deferral election with respect to such bonus must be filed with the Employer at least seven months prior to the end of the period in which the bonus payment is earned. If a Total Bonus Payout is not a Performance Based Bonus but is calculated on a Fiscal Year basis, then to be effective the deferral election must be filed prior to the beginning of the Fiscal Year during which the Participant first renders any services giving rise to the payment of the bonus. If a Total Bonus Payout is not a Performance Based Bonus and is not calculated on a Fiscal Year basis, then to be effective the deferral election must be filed prior to the beginning of the first Plan Year in which are performed any services for which such bonus is payable. An employee who is not already eligible to participate in any other deferred compensation plan of the account balance type sponsored by the Employer or one of its affiliates who becomes a Participant for the first time during a Plan Year (for example, an employee designated to be a Participant by the Committee upon hire or promotion) may within 30 days after the effective date of participation make an election to defer a specified percentage of Total Bonus Payout for which the service period giving rise to the bonus has already begun and, in such event, the election shall apply to the portion of bonus compensation equal to the Total Bonus payout to be paid to the Participant with respect to that service period multiplied by a fraction of which the numerator is the number of days remaining in the service period and the denominator is the total number of days in the service period.

(b) Notwithstanding any other provision of this Plan to the contrary, the amount of a Participant’s Total Bonus Payout which shall be deferred shall be reduced and offset by an amount so that (i) the actual deferral made after the offset plus (ii) (A) 6% times (B) the Participant’s Total Bonus Payout minus the actual deferral made after the offset equals the deferral which would have been made in the absence of the offset.

3.3 Discontinuance of Offset.

The offsets to a Participant’s deferral under Sections 3.1(b) and 3.2(b) shall be discontinued during a Plan Year after the total amount of the offsets made under each of Sections 3.1(b) and 3.2(b) in the aggregate for the Plan Year equals 6% of the dollar limit described in Internal Revenue Code Section 401(a)(7) (adjusted for cost of living increases). If the Section 401(a)(17) limit is adjusted during the middle of a Plan Year, the offsets shall be resumed if necessary so that the total amount of the offsets for the Plan Year equals 6% of the dollar limit under Code Section 401(a)(17) as in effect at the end of the Plan Year.

3.4 Continued Effect of Elections.

(a) Salary Payments. A Participant’s deferral election with respect to a Plan Year under Section 3.1 shall be irrevocable after the last date upon which it may be filed pursuant to Section 3.1 and shall continue in effect each subsequent Plan Year until prospectively revoked or amended in writing. For a revocation or amendment to be effective with respect to salary payments during a Plan Year, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to those salary payments under Section 3.2(a).

(b) Bonus Payments. A Participant’s deferral election under Section 3.2 with respect to a bonus shall be irrevocable after the last date upon which it may be filed pursuant to Section 3.2 and shall continue in effect with respect to bonuses earned in subsequent performance periods until prospectively revoked or amended in writing. For a revocation or amendment to be effective for any bonus payment, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to that bonus payment under Section 3.2.

3.5 Prior Deferral Elections.

Any deferral election made prior to calendar year 2005 under the Frozen Plan shall be treated as a deferral election described in Section 3.1 and/or Section 3.2, as the case may be, and shall continue in effect until modified as described in Section 3.4 above.

3.6 401(k) Hardship.

Any deferral elections in effect under this Article III shall be cancelled as required due to a hardship distribution described in IRS Regulation Section 1.401(k)-1(d)(3) or any successor thereto. To resume deferrals after the required suspension period, a Participant must make an election satisfying the provisions of Section 3.2(a) and/or (b), as the case may be, as those provisions apply to someone who is already a Participant in the Plan.

3.7 Crediting to Deferral Contributions Account.

Amounts equal to the amounts of compensation deferred under Section 3.1 and/or Section 3.2 will be credited to the Participant’s Deferral Contributions Account under the Plan as of the last day of the calendar month in which such amounts would have been paid to the Participant but for the Participant’s deferral election.

3.8 Full Vesting.

A Participant shall always have a fully vested interest in his Deferral Contributions Account.

ARTICLE IV

Employer Contributions

4.1 Employee Matching Contributions Amount.

For each pay period the Employer shall credit to each Participant’s Employer Matching Contribution Account an amount equal to 50% of the Participant’s Deferral Contributions under Sections 3.1 and 3.2 above, for such pay period; provided, however, that the total Employer Matching Contributions for any pay period shall be limited so that they do not exceed (i) 3.5% of the Regular Compensation and Total Bonus Payout of the Participant for such pay period minus (ii) an amount equal to (A) times (B) where (A) is 3.5% and (B) is the Participant’s Regular Compensation and Total Bonus Payout for such pay period minus the amount of his Deferred Contributions under Article III for such pay period. The offset under clause (ii) of the preceding sentence shall cease to be applied in pay periods after the cumulative amount of the Participant’s Regular Compensation and Total Bonus Payout minus the amount of his Deferral Contributions under Article III for the Plan Year equals the dollar amount described in Internal Revenue Code Section 401(a)(17), as adjusted for cost of living increases. If the dollar limitation under Section 401(a)(17) is adjusted during the Plan Year, the offsets under clause (ii) above shall be resumed if necessary so that the total amount of the offsets under clause (ii) above equal 3.5% of the limitation under Code Section 401(a)(17) as in effect at the end of the Plan Year or, if less, 3.5% of the Participant’s Regular Compensation and Total Bonus Payout for the Plan Year minus the amount of his Deferral Contributions under Article III for the Plan Year.

4.2 Employer Two Percent Contributions.

Employer shall make a Two Percent Contribution for each Plan Year for a Participant who is not eligible to accrue benefits under the Briggs & Stratton Retirement Plan. The amount of such contribution shall be equal to (i) two percent multiplied by (ii) the excess of (A) the sum of the Participant’s Regular Compensation for services performed during the Plan Year plus the Total Bonus Payout made to him during the Plan Year over (B) the dollar limit described in Internal Revenue Code Section 401(a)(17) as in effect for such Plan Year.

4.3 Employer Regular Contributions.

Beginning with the Plan Year a Participant who is not eligible to accrue benefits under the Briggs & Stratton Retirement Plan is first elected by the Board as an officer, the Employer shall make a Regular Contribution for the Participant for each Plan Year in an amount equal to (i) the Specified Percentage multiplied times (ii) the sum of the Participant’s Regular Compensation for services performed during the Plan Year plus the Total Bonus Payout made to him during the Plan Year.

The “Specified Percentage” shall be a function of the number of years such individual has served the Employer as an officer by the end of the Plan Year for which the contribution is made as follows:

Number of Years Serving as an Officer	Specified Percentage
Less than 5 years	3%
At least 5 years but less than 10 years	5%
At least 10 years but less than 15 years	6%
At least 15 years but less than 20 years	7%
20 or more years	8%

4.4 Discretionary Contributions.

In its discretion, the Employer may determine to make a Discretionary Contribution for any Participant for any Plan Year. This means that the Employer may make Discretionary Contributions for some Participants but not others and that the amount of the Discretionary Contributions which it makes may be different for different Participants.

4.5 Crediting to Employer Accounts.

(a) Employer Matching Contributions shall be credited to the Participant’s Matching Contribution Account under the Plan as of the last day of the calendar quarter in which the Deferral Contributions which are being matched would have been paid to the Participant but for the Participant’s deferral election.

(b) An Employer Two Percent Contribution made for a Participant for a Plan Year shall be credited to the Participant’s Two Percent Contribution Account under the Plan as of the last day of the Plan Year for which such Two Percent Contribution is made.

(c) An Employer Regular Contribution made for a Participant for a Plan Year shall be credited to the Participant’s Regular Contribution Account under the Plan as of the last day of the Plan year for which such Regular Contribution is made.

(d) An Employer Discretionary Contribution made for the Participant for a Plan Year shall be credited to the Participant’s Discretionary Contribution Account under the Plan as of the last day of the Plan Year for which such Discretionary Contribution is made.

4.6 Full Vesting.

A Participant shall always have a fully vested interest in his Employer Matching, Two Percent, Regular and Discretionary Contribution Accounts.

ARTICLE V

Interest

5.1 Crediting of Interest.

A Participant’s Account shall be credited with interest each quarter at a rate equal to 80% of the Prime Rate at US Bank on the last day of the quarter divided by four (4). Interest for a quarter shall be credited on the last day of the quarter and shall be calculated with respect to the Participant’s beginning Account balance for the quarter. A Participant’s Account shall be credited with interest until the date payment of the Participant’s Account is completed.

5.2 Reports to Participants.

The Employer shall provide annual reports to each Participant showing (a) the value of the Account as of the most recent June 30 Valuation Date; (b) the amount of contributions credited by the Employer for the year ending on such Valuation Date, (c) the amount of interest credited to the Participant’s Account and (d) the amount of distributions from the Participant’s Account.

5.3 Grantor Trust Only.

Benefits under this Plan are payable solely from the general assets of the Employer. Participants’ Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to Participants under the Plan. Participant Accounts shall not constitute or be treated as a trust fund of any kind. Title to and beneficial ownership of any assets which the Employer may earmark to pay deferred compensation hereunder shall at all times remain in the Employer and Participants shall have no interest in any specific assets of the Employer by virtue of this Plan. Notwithstanding the foregoing, the Employer intends to finance its obligation hereunder via the Trust Agreement dated January 31, 1995 between the Employer and Johnson Heritage Trust Company (the “Trust”), which is intended to be a grantor trust, in the event of a Change of Control Event as defined in such Trust.

ARTICLE VI

Distribution

6.1 Payment of Benefits.

After a Participant’s Separation from Service the Participant’s Account shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary). Payment shall be made in a Single Sum or Installments as specified in the Participant’s payment election pursuant to Section 6.2:

(a) Single Sum. A single sum distribution of the value of the balance of the Account shall be paid on the first day of the seventh month beginning after the Participant’s Separation from Service.

(b) Installments. The value of the balance of the Account shall be paid in annual installments with the first of such installments to be paid on the first day of the seventh month beginning after the Participant’s Separation from Service and subsequent installments to be paid on the anniversary of the initial installment. Annual installments shall be paid over the number of years selected by the Participant in the payment election made pursuant to Section 6.2, but not to exceed 10. The earnings (or losses) provided for in Article IV shall continue to accrue on the balance remaining in the Account during the period of installment payments. Each annual installment shall be calculated by multiplying the value of the Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year annual installment method, the first payment shall be one-tenth (1/10) of the Account balance. The following year, the payment shall be one-ninth (1/9) of the Account balance. Further, regardless of the method selected by the Participant, the final installment payment will include 100% of the then remaining Account value.

6.2 Payment Election.

(a) An individual who first becomes a Participant at the beginning of a Plan Year shall, prior to his date of participation, complete a payment election form specifying the form of payment applicable to such Participant’s Account under the Plan. Absent an actual election by such Participant by the effective date of participation, the Participant shall be deemed to have elected payment in the five (5) annual installment payment form. An individual who first becomes a Participant other than on the first day of a Plan Year shall, no later than 30 days after the effective date of participation, complete a payment election form specifying the form of payment applicable to such Participant’s Account. In the event such a Participant does not make an actual election within such 30 day period, the Participant shall be deemed to have elected the five (5) annual installment payment form. Notwithstanding the preceding two sentences, if such Participant is already a participant in any other nonqualified deferred compensation plan or plans of the account balance type sponsored by the Employer or any of its affiliates, the most recent payment election with respect to any one of those plans shall be the form of payment election deemed elected under this Plan regardless of whether the individual elects or is deemed to have elected a different form of payment during that initial 30 day period.

(b) A “payment election form” shall mean the form established from time to time by the Committee which a Participant completes, signs and returns to the Committee to make an election under the Plan. To the extent authorized by the Committee, such form may be provided electronically and, in such case, need not be signed by the Participant.

(c) A Participant may change the form of payment by completing and filing a new payment election form with the Employer, and the payment election form on file with the Employer as of the date of the Participant’s Payment Event shall be controlling.

(d) Notwithstanding the foregoing paragraph (c), a payment election form changing the Participant’s form of payment shall not be effective if the Participant has a Separation from Service within twelve months after the date on which the election change is filed with the Employer. Any change in payment method must have the effect of delaying the commencement of payments to a date which is at least five (5) years after the initially scheduled commencement date of payment previously in effect.

(e) For purposes of compliance with Code Section 409A, a series of installment payments is designated as a single payment rather than a right to a series of separate payments; therefore, a Participant who has elected (or is deemed to have elected) any option under Section 6.1 may substitute any other options available under Section 6.1 for the option originally selected as long as the foregoing one-year and five year rules are satisfied.

(f) The five year delay rule does not apply if the revised payment method applies only upon the Participant’s death or disability. For this purpose, “disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

6.3 Delayed Distributions.

(a) A payment otherwise required to be made pursuant to the provisions of this Article VI shall be delayed if the Employer reasonably anticipates that the Employer’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Employer anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which the Participant has a Separation from Service or, in the case of a Specified Employee, the last day of the calendar year in which occurs the six (6) month anniversary of such Separation from Service.

(b) A payment otherwise required under this Article VI shall be delayed if the Employer reasonably determines that the making of the payment will jeopardize the ability of the Employer to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Employer reasonably determines that the making of the payment will not jeopardize the ability of the Employer to continue as a going concern.

(c) A payment otherwise required under this Article VI shall be delayed if the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(d) A payment otherwise required under this Article VI shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.4 Inclusion in Income Under Section 409A.

Notwithstanding any other provision of this Article VI, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Committee becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more.

6.5 Domestic Relations Order.

Notwithstanding any other provision of this Article VI, payments shall be made from an account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.6 De Minimis Amounts.

Notwithstanding any other provision of this Article VI, a Participant’s entire Account balance under this Plan and all other nonqualified deferred compensation plans of the account balance type sponsored by the Employer and its affiliates shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, do not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.

ARTICLE VII

Administration

7.1 In General.

The Committee has such powers as may be necessary to direct the general administration of the Plan, including the powers given to it elsewhere in this document and including (but not by way of limitation) the following powers:

(a)	to construe and interpret the Plan and to make equitable adjustments for any mistakes or errors made in the administration thereof;

(b)	To prescribe such procedures, rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan or any of its duties hereunder;

(c)	to decide questions of eligibility and determine the amount, manner and time of payment of any benefits and to direct the payment of the same by the Employer;

(d)	to prescribe the form and manner of application for any benefits hereunder and forms to be used in the general administration hereof; and

(e)	to receive from the Employer and Participants or their Beneficiaries such information as shall be necessary for the proper administration of the Plan.

7.2 Committee Discretion.

The Committee has full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims review procedure. Any final determination by the Committee shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Committee at the time of such determination.

7.3 Committee Members’ Conflict of Interest.

A member of the Committee who is covered hereunder may not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right to any benefit under the Plan is particularly involved nor may a member of the Board who is covered hereunder vote to amend the Plan regarding the timing of distributions or vote with respect to direct or indirect termination of the Plan. Decisions shall be made by remaining Committee or Board members even if there is no quorum under normal Committee or Board rules.

7.4 Governing Law.

This Plan shall be construed in accordance with the laws of the State of Wisconsin to the extent not preempted by the provisions of the Employee Retirement Income Security Act of 1974 or other federal law.

7.5 Expenses.

All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Employer and/or the Trust.

7.6 Minor or Incompetent Payees.

If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Committee may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.

7.7 Withholding.

The Employer shall comply with all applicable tax and governmental withholding requirements. To the extent required by law, the Employer shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from any other amounts paid to a Participant by the Employer. If FICA taxes must be withheld in connection with amounts credited hereunder before payments are otherwise due hereunder and if there are no other wages from which to withhold them, the Employer shall pay such FICA taxes generated by such payment (and taxes under Code Section 3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding of Section 3401 wages and taxes) but no more and the Participant’s Account hereunder shall be reduced by an amount equal to the payments made by the Employer.

7.8 Indemnification.

Except as otherwise provided by law, neither the Board or the Committee nor any individual member of the Board or the Committee, nor the Employer, nor any officer, shareholder or employee of the Employer shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. Such individuals and entities shall be indemnified and held harmless by the Employer against any and all claims, damages, liabilities, costs and expenses (including attorneys’ fees) arising by reason of any good faith error of omission or commission with respect to any responsibility, duty or action hereunder. Nothing herein contained shall preclude the Employer from purchasing insurance to cover potential liability of one or more persons who serve in an administrative capacity with respect to the Plan.

ARTICLE VIII

Benefits Unfunded

The right of any individual to receive payment under the provisions of this Plan shall be an unsecured claim against the general assets of the Employer, and no provisions contained in this Plan, nor any action taken pursuant to this Plan, shall be construed to give any individual at any time a security interest in any asset of the Employer, of any affiliated company, or of the stockholders of the Employer. The liabilities of the Employer to any individual pursuant to this Plan shall be those of a debtor pursuant to such contractual obligations as are created by this Plan and to the extent any person acquires a right to receive payment from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

ARTICLE IX

Nonalienation of Benefits

All benefits payable hereunder are for the sole use and benefit of the Participants and their Beneficiaries and, to the extent permitted by law, shall be free, clear and discharged of and from, and are not to be in any way liable for, debts, contracts or agreements, now contracted or which may hereafter be contracted and from all claims and liabilities now or hereafter incurred by any Participant or Beneficiary covered by this Plan. No Participant or Beneficiary covered by this Plan shall have the right to anticipate, surrender, encumber, alienate or assign, whether voluntarily or involuntarily, any of the benefits to become due hereunder unto any person or person upon any terms whatsoever, and any attempt to do so shall be void.

ARTICLE X

Claims Procedure

10.1 Claims. If the Participant or the Participant’s beneficiary (hereinafter referred to as “claimant”) believes he is being denied any benefit to which he is entitled under this Plan for any reason, he may file a written claim with the member of the Committee designated as the claims administrator. The claimant may designate an authorized representative to act on his behalf in connection with his claim.

10.2 Timing of Notification of Claim Determination. The claims administrator shall review the claim and notify the claimant of its decision with respect to his claim within a reasonable period of time, but not later than 90 days after receipt of the claim by the claims administrator, unless the claims administrator determines that special circumstances require an extension of time for processing the claim. If the claims administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period. In no event will the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the claims administrator expects to render the claim determination.

10.3 Manner and Content of Notification of Claim Determination. The claims administrator will provide the claimant with written or electronic notification of any adverse claim determination. The notification will set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the determination is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	A description of the plan’s claim appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) following an adverse claim determination on appeal.

10.4 Appeal Procedure. A claimant is entitled to request the entire Committee to review any denial by written request to the Committee within 60 days of receipt of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. In connection with the claimant’s appeal the claimant may submit written comments, documents, records and other information relating to the claimant’s claim. Upon request the claimant will be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Committee’s decision regarding the claimant’s appeal will take into account all comments, documents, records and other information the claimant submits relating to the claimant’s claim, without regard to whether such information was submitted or considered in the initial claim determination.

10.5 Timing of Notification of Claim Determination on Appeal. The Committee will notify the claimant of its determination of the claimant’s claim on appeal within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review by the Committee unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period. In no event will the extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

10.6 Manner and Content of Notification of Claim Determination on Appeal. The Committee will provide the claimant with written or electronic notification of its determination with respect to the claimant’s appeal. In the case of an adverse claim determination on appeal, the notification will set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the determination is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(d)	A statement of the claimant’s right to bring an action under section 502(a) of ERISA.

10.7 Committee Discretion. The Committee has full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims review procedure. Any final determination by the Committee (or the claims administrator with respect to a claim not appealed) shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Committee (or the claims administrator with respect to a claim not appealed) at the time of such determination.

ARTICLE XI

Amendment and Termination

11.1 Amendment or Termination.

The Employer (through its Board of Directors or authorized officers or employees) reserves the right to alter or amend the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. Further, the Board of Directors of the Employer reserves the right to terminate the Plan, at any time and for any reason. Notwithstanding the foregoing, in no event shall any amendment or termination deprive any Participant or Beneficiary of any amounts credited to him under this Plan as of the date of such amendment or termination; provided, however, that the Employer may prospectively change the manner in which earnings are credited or discontinue the crediting of earnings and, further, the Employer may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder.

If the Plan is amended to freeze benefit accruals, no additional deferrals or contributions shall be credited to any Participant Account hereunder. Following such a freeze of benefit accruals, Participants’ Accounts shall be paid at such time and in such form as provided under Article VI of the Plan. If the Employer terminates the Plan and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Employer shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Article VI of the Plan.

ARTICLE XII

Miscellaneous

12.1 No Right to Continued Employment.

Neither participation in this Plan, nor the payment of any benefit hereunder, shall be construed as giving to the Participant any right to be retained in the service of the Employer, or limiting in any way the right of the Employer to terminate the Participant’s employment at any time. Nor does the participation in this Plan guarantee the Participant the right to receive any specific amount of compensation or bonus, such amount being determined solely under such applicable compensation or bonus arrangement as established by the Employer.

12.2 Impact on Other Plans.

No amounts credited to any Participant under this Plan and no amounts paid from this Plan will be taken into account as “wages”, “salary”, “base pay” or any other type of compensation when determining the amount of any payment or allocation, or for any other purpose, under any other qualified or nonqualified pension or profit sharing plan of the Employer, except as otherwise may be specifically provided by such plan.

12.3 Severability.

If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

12.4 Gender and Number.

Masculine gender shall include the feminine, and the singular shall include the plural, unless the context clearly indicates otherwise.

12.5 Evidence Conclusive.

The Employer, the Committee and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to any facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Employer, the Committee or any other person involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of any fact.

12.6 Status of Plan Under ERISA.

The Plan is intended to be an unfunded plan maintained by an Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended.

12.7 Name and Address Changes.

Each Participant shall keep his name and address on file with the Employer and shall promptly notify the Employer of any changes in his name or address. All notices required or contemplated by this Plan shall be deemed to have been given to a Participant if mailed with adequate postage prepaid thereon addressed to him at his last address on file with the Employer. If any check in payment of a benefit hereunder (which was mailed to the last address of the payee as shown on the Employer’s records) is returned unclaimed, further payments shall be discontinued unless evidence is furnished that the recipient is still alive.

12.8 Special Rules for 2005-2007.

Notwithstanding the usual rules required regarding the deferral elections and distribution elections:

(a) A Participant may on or before March 15, 2005 make a new deferral election to apply to amounts which would otherwise be paid in calendar year 2005; provided that such amounts have not been paid or become payable at the time of the election. Such election shall remain in effect for future years until modified pursuant to Section 3.4(a) and/or (b), as the case may be.

(b) On or before December 31, 2007, a Participant may make an election as to distribution of his Account from among the choices described at Section 6.1 hereof without complying with the rules described in Section 6.2 hereof as long as the effect of the election is not to accelerate payments into 2006 or to defer payments which would otherwise have been made in 2006, and as long as the effect of the election is not to accelerate the payments into 2007 or to defer payments which would otherwise have been made in 2007. Such election shall become effective after the last day upon which it is permitted to be made. However, in order to subsequently change such special election after December 31, 2007, the requirements of Section 6.2 hereof must be satisfied. (This election will not apply to distribution of the Participant’s accounts holding amounts earned and vested prior to January 1, 2005, if any, (and earnings credited thereon) since such accounts are not governed by this document but are governed by the Frozen Plan.)